Exhibit 23.1



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 25, 2004 relating to the combined financial statements of Assured Guaranty Ltd. for the year ended December 31, 2003, which appears in the Assured Guaranty Ltd. Registration Statement on Form S-1 (File No. 333-111491), as amended. We also consent to the incorporation by reference of our report dated December 19, 2003 relating to the balance sheet of Assured Guaranty Ltd. as of August 21, 2003 (date of incorporation), which appears in such Registration Statement on Form S-1.







    PRICEWATERHOUSECOOPERS LLP
    New York, New York
    January 25, 2005